        CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Dean Heller
Secretary of State
101 North Carson Street, Suite 3
Carson City, Nevada 89701-4786

                        CERTIFICATE OF AMMENDMENT

            Certificate of Amendment to Articles of Incorporation
                       For Nevada Profit Corporations

                              -Remit in Duplicate-

1. Name of Corporation: MAMMOTH MINING COMPANY

2. The Articles have been ammended as follows (provide article numbers, if available):

Pursuant to the provisions of the Nevada Revised Statutes, the undersigned President and Secretary acknowledge by their signatures below the adoption of the ammendment to the Articles of incorporation of the Mammoth Mining companyas set forth below and attest to the vote by which the amendment was authorized by a majority of stockholders.

FIRST: Article 5 of the Articles of Incorporation is amended to read:

ARTICLE V

FIFTH - The total authorized capital stock of this corporation shall be ONE MILLION DOLLARS ($1,000,00) divided into TEN MILLION SHARES (10,000,000) of the par value of TEN CENTS ($0.10) per share.

SECOND: The foregoing ammendment to the Articles of Incorporation was duly adopted and ratified pursuant to N.R.S. 78.320.2 by a signed consent in writing of stockholders holding 324,818 shares of Mammoth stock, which is greater than a majority of the voting power of 400,000 non-treasury shares issues and outstanding as of March 16. 1995.

     DATED: this seventeenth day of October, 2000

MAMMOTH MINING COMPANY

By /s/ Spenst Hansen        By: /s/ Blane van Pletzen
       SPENST HANSEN, PRESIDENT     BLANE VAN PLETZEN, SECRETARY